SISECAM RESOURCES LP

SISECAM RESOURCES LP ANNOUNCES THIRD QUARTER 2022 FINANCIAL RESULTS
Atlanta, Georgia October 28, 2022 -- Sisecam Resources LP (NYSE: SIRE) (“we,” “us, “our,” or the “Partnership”) today reported its financial and operating results for third quarter ended September 30, 2022.
Third Quarter 2022 Financial Highlights:
•Net sales of $190.5 million increased 40.5% from the prior-year third quarter; year-to-date net sales of $543.0 million increased 41.4% over the prior year for the same period. This increase is primarily attributable to a sales price increase of 42.6% even though the sales volume slightly decreased by 1.5% for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase for the nine months ended September 30, 2022 from the nine months ended September 30, 2021, primarily driven by an increase in the average sales price by 44.3% due to both international and domestic higher demand. The higher sales prices were due to strong demand in the domestic and international markets.
•Soda ash volume produced decreased 4.6% from the prior-year third quarter, and soda ash volume sold decreased 1.5% from the prior-year third quarter; year-to-date soda ash volume produced increased 0.4% from the prior-year, and soda ash volume sold decreased 2.0% from the prior-year for the same period.
•Net income of $31.1 million increased $15.7 million from the prior-year third quarter; year-to-date net income of $94.1 million increased $66.3 million over the prior year for the same period. The increases are primarily due to higher average sales price partly offset by inflationary impact on operating costs.
•Adjusted EBITDA of $40.6 million increased 68.5% from the prior-year third quarter; year-to-date Adjusted EBITDA of $120.1 million increased 114.1% over the prior year for the same period. This increase is primarily attributable to the operating income increase.
•Basic earnings per unit of $0.76 for the quarter increased 111.1% over the prior-year third quarter of $0.36; year-to-date basic earnings per unit of $2.30 increased 265.1% over the prior year for the same period.
•Net cash provided by operating activities of $49.3 million increased $39.4 million over prior-year third quarter; year-to-date net cash provided by operating activities of $81.7 million increased $53.4 million over the prior year in the same period.
•Distributable cash flow of $16.8 million increased 104.9% compared to the prior-year third quarter; year-to-date distributable cash flow of $48.1 million increased 204.4% over the prior year for the same period.

Ertugrul Kaloglu, CEO, commented: The Sisecam Resources team delivered another successful quarter adding to strong year-to-date results mostly driven by strong pricing and demand in the soda ash market globally. We safely produced 686 thousand short tons in the third quarter, and successfully completed our planned Unit 6 production line annual maintenance.

Strong sales results, both domestically and internationally, drove strong third quarter and YTD sales helping to offset challenges resulting from inflation, recession concerns and continued supply chain issues.

Third quarter and Year-to-Date net sales of $190.5 million and $543 million, respectively, an increase year-over-year of 40.5% and 41.4% respectively, have benefited from continued advantageous sales conditions particularly in markets overseas. While higher energy and freight expense have challenged cost of products sold, the team has worked hard to manage those costs and reduce impact of any increases.

Expense and cash flow management continue to be a focus for the team to reduce risks related to higher interest rates, inflation, supply chain pressures and a possible recession. The company is preparing for possible future uncertainty by prioritizing balance sheet management with a conservative capital structure to continue to meet future cash flow needs.

We are pleased with our strong commercial position and stable operations which have helped drive superior results in the third quarter. Going forward, our focus will remain on reducing future operational and financial risks to manage potential impacts from uncertainty in the economy.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions, except per unit amounts)	2022	2021	% Change	2022	2021	% Change
Soda ash volume produced (millions of short tons)	685.9	719.2	(4.6)%	2,032.2	2,023.900	0.4%
Soda ash volume sold (millions of short tons)	690.1	700.5	(1.5)%	2,028.9	2,070.600	(2.0)%
Net sales	$190.5	$135.6	40.5%	$543.0	$384.1	41.4%
Net income	$31.1	$15.4	101.9%	$94.1	$27.8	238.5%
Net income attributable to Sisecam Resources LP	$15.4	$7.4	108.1%	$46.5	$12.7	266.1%
Net income per limited partner unit	$0.76	$0.36	111.1%	$2.30	$0.63	265.1%
Adjusted EBITDA(1)	$40.6	$24.1	68.5%	$120.1	$56.1	114.1%
Adjusted EBITDA attributable to Sisecam Resources LP(1)	$20.3	$12.0	69.2%	$60.2	$27.7	117.3%
Net cash provided (used) by operating activities	$49.3	$9.9	398.0%	$81.7	$28.3	188.7%
Distributable cash flow attributable to Sisecam Resources LP(1)	$16.8	$8.2	104.9%	$48.1	$15.8	204.4%
Distribution coverage ratio (1)	1.67	1.19	N/A	1.59	2.29	N/A

(1)See non-GAAP reconciliations
Three Months Ended September 30, 2022 compared to Three Months Ended September 30, 2021
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended September 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2022	2021
Net sales:
Domestic	$80.4	$71.1	13.1%
International	110.1	64.5	70.7%
Total net sales	$190.5	$135.6	40.5%
Sales volumes (thousands of short tons):
Domestic	354.0	336.7	5.1%
International	336.1	363.8	(7.6)%
Total soda ash volume sold	690.1	700.5	(1.5)%
Average sales price (per short ton):(1)
Domestic	$227.11	$211.17	7.5%
International	$327.55	$177.30	84.7%
Average	$276.04	$193.58	42.6%
Percent of net sales:
Domestic sales	42.2%	52.4%	(19.5)%
International sales	57.8%	47.6%	21.4%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	51.3%	48.1%	6.7%
International volume	48.7%	51.9%	(6.2)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold

Consolidated Results
Net sales. Net sales increased by 40.5% to $190.5 million for the three months ended September 30, 2022 from $135.6 million for the three months ended September 30, 2021, primarily driven by an increase in international average sales price of 84.7% because the prices are generally negotiated on a quarterly basis with improving supply and demand fundamentals recognized for soda ash in the global market and particularly in Asia. Domestic average price also increased by 7.5% due to customer mix while also factoring in the overall annual market price increase as the market has experienced fundamental improvements. The higher sales prices were due to strong demand in the domestic and international markets.
Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates. Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates increased by 34.7% to $151.1 million for the three months ended September 30, 2022 from $112.2 million for the three months ended September 30, 2021, which was primarily due to increases in freight cost, more specifically due to significant ocean freight cost increases impacted by recent global supply chain constraints as well as price increases in fuel.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 1.5% to $6.6 million for the three months ended September 30, 2022, compared to $6.7 million for the three months ended September 30, 2021. The decrease was primarily due to the decline in sales volume to ANSAC and therefore lower related charge per ton which was mostly offset by loss on disposal of assets for the three months ended September 30, 2022, compared to three months ended September 30, 2021.
Operating income. As a result of the foregoing, operating income increased by approximately 96.4% to $32.8 million for the three months ended September 30, 2021 from $16.7 million operating income for the three months ended September 30, 2021. The increase was primarily due to higher net sales resulting from higher average sales price.
Net income. As a result of the foregoing, net income increased by approximately 101.9% to $31.1 million for the three months ended September 30, 2022, from $15.4 million for the three months ended September 30, 2021.
Nine Months Ended September 30, 2022 compared to Nine Months Ended September 30, 2021
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Nine Months Ended September 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2022	2021
Net sales:
Domestic	$228.9	$207.9	10.1%
International	314.1	176.2	78.3%
Total net sales	$543.0	$384.1	41.4%
Sales volumes (thousands of short tons):
Domestic	1,012.0	981.6	3.1%
International	1,016.9	1,089.0	(6.6)%
Total soda ash volume sold	2,028.9	2,070.6	(2.0)%
Average sales price (per short ton):(1)
Domestic	$226.19	$211.80	6.8%
International	$308.88	$161.80	90.9%
Average	$267.63	$185.50	44.3%
Percent of net sales:
Domestic sales	42.2%	54.1%	(22.0)%
International sales	57.8%	45.9%	25.9%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	49.9%	47.4%	5.3%
International volume	50.1%	52.6%	(4.8)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold

Consolidated Results
Net sales. Net sales increased by 41.4% to $543.0 million for the nine months ended September 30, 2022 ,from $384.1 million for the nine months ended September 30, 2021, primarily driven by an increase in the average sales price by 44.3% due to both international and domestic higher demand. Additionally, the sales volume in the nine months ended September 30, 2021, includes significant international sales volumes in the first quarter of 2021 associated with the initial impact of direct sales to international customers subsequent to the Partnership’s December 31,2020 ANSAC exit.
Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates. Cost of products sold, including depreciation, depletion and amortization expense, freight costs and affiliates, increased by 26.8% to $423.8 million for the nine months ended September 30, 2022 from $334.3 million for the nine months ended September 30, 2021, which was primarily due to inflationary costs including increased ocean freight costs and energy costs.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased by 16.8% to $20.9 million for the nine months ended September 30, 2022, compared to $17.9 million for the nine months ended September 30, 2021. The increase was primarily due to loss on disposal of assets partly offset by the decline in sales volume to ANSAC and therefore lower related charge per ton for the nine months ended September 30, 2022, compared to nine months ended September 30, 2021.
Operating income. As a result of the foregoing, operating income increased by 208.2% to $98.3 million for the nine months ended September 30, 2022, from $31.9 million for the nine months ended September 30, 2021. During the nine months ended September 30, 2022, sales price has increased significantly due to the strong demand in the international and domestic markets.
Net income. As a result of the foregoing, net income increased by 238.5% to $94.1 million for the nine months ended September 30, 2022, from $27.8 million for the nine months ended September 30, 2021. During the nine months ended September 30, 2022, sales price has increased significantly due to the strong demand in the international and domestic markets.
CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2021	2022	2021
Capital Expenditures:
Maintenance	$4.3	$4.8	$18.6	$20.8
Expansion	0.1	0.1	0.2	0.6
Total	$4.4	$4.9	$18.8	$21.4
Operating and Other Data:
Ore grade(1)	86.6%	87.3%	86.7%	86.0%
Ore to ash ratio(2)	1.60:1.0	1.55:1.0	1.59:1.0	1.57:1.0

(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

In connection with the acquisition by Sisecam Chemicals USA Inc. (“Sisecam USA”) of 60% of Sisecam Chemicals Resources LLC, Sisecam USA, the new controlling owner, is evaluating all the expansion plans for the Partnership. As we evaluate investment opportunities, we intend to maintain our disciplined financial policy with a conservative capital structure.
Cash Flows Discussion
Operating Activities
Our operating activities during the nine months ended September 30, 2022 provided cash of $81.7 million, an increase of 188.7% from the $28.3 million cash provided during the nine months ended September 30, 2021, primarily as a result of the following:
•an increase of 238.5% as a result of net income of $94.1 million during the nine months ended September 30, 2022, compared to $27.8 million for the prior-year period; and
•a partial offset by $13.9 million more cash used in working capital during the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase of the cash used in working capital period over period was primarily due to a higher accounts receivable balance at September 30, 2022, primarily due to higher international sales during nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021.
Investing Activities
We used cash flows of $20.2 million in investing activities during the nine months ended September 30, 2022, compared to $20.7 million used during the nine months ended September 30, 2021, for capital projects as described in “Capital Expenditures” above.
Financing Activities
Cash used in financing activities of $49.3 million during the nine months ended September 30, 2022, increased as compared to $5.1 million of cash used in financing activities in the prior-year same period, largely due to larger distributions to general partner and noncontrolling interest during the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021.
ABOUT SISECAM RESOURCES LP
Sisecam Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Sisecam Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Sisecam Resources LP owns a controlling interest comprised of a 51% membership interest in Sisecam Wyoming. Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Sisecam Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: the outcome of the non-binding proposal made by Sisecam USA to acquire all of our issued and outstanding common units not already owned by Sisecam USA or its affiliates, changes in general economic conditions, changes in the Partnership’s relationships with its customers, the domestic and international demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, and our change of control effective December 21, 2021, the impact of war on the global economy, energy supplies and raw materials, and our ability to maintain or increase our distributions, and the short- and long-term impacts of the COVID-19 pandemic, including the resurgence or subsequent variants and the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, and any additional subsequent reports filed with the United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2022	2021	2022	2021
Net Sales	$190.5	$135.6	$543.0	$384.1
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	138.6	104.0	391.4	307.5
Cost of product sold - affiliates	4.7	0.8	10.9	3.0
Depreciation, depletion and amortization expense	7.8	7.4	21.5	23.8
Selling, general and administrative expenses—affiliates	5.2	5.2	14.7	13.0
Selling, general and administrative expenses—others	1.4	1.5	6.2	4.9
Total operating costs and expenses	157.7	118.9	444.7	352.2
Operating income	32.8	8.3	98.3	31.9
Other expenses:
Interest expense	(1.7)	(1.3)	(4.2)	(4.1)
Total other expense, net	(1.7)	(1.3)	(4.2)	(4.1)
Net income	31.1	15.4	94.1	27.8
Net income attributable to noncontrolling interest	15.7	8.0	47.6	15.1
Net income attributable to Sisecam Resources LP	15.4	7.4	46.5	12.7
Other comprehensive income:
Income/(loss) on derivative financial instruments	0.6	8.6	(2.4)	15.2
Comprehensive income	31.7	24.0	91.7	43.0
Comprehensive income attributable to noncontrolling interest	16.0	12.2	46.4	22.5
Comprehensive income attributable to Sisecam Resources LP	$15.7	$11.8	$45.3	$20.5

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.76	$0.36	$2.30	$0.63
Net income per limited partner unit (diluted)	$0.76	$0.36	$2.30	$0.63

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.8	19.8	19.8	19.8
Weighted average limited partner units outstanding (diluted)	19.8	19.8	19.8	19.8

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$14.9	$2.7
Accounts receivable - affiliates	52.9	49.3
Accounts receivable, net of allowance for credit losses	159.2	116.9
Inventory	35.4	30.1
Other current assets	12.5	9.0
Total current assets	274.9	208.0
Property, plant and equipment, net	298.6	304.2
Other non-current assets	32.7	31.1
Total assets	$606.2	$543.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$8.7	$8.6
Accounts payable	22.8	21.9
Due to affiliates	3.9	2.3
Accrued expenses	53.7	41.0
Total current liabilities	89.1	73.8
Long-term debt	133.4	115.0
Other non-current liabilities	14.9	9.8
Total liabilities	237.4	198.6
Commitments and Contingencies
Equity:
Common unitholders - Public and Sisecam Chemicals Wyoming LLC (19.8 units issued and outstanding at September 30, 2022 and December 31, 2021)	200.4	187.4
General partner unitholders - Sisecam Resource Partners LLC (0.4 units issued and outstanding at September 30, 2022 and December 31, 2021)	4.5	4.6
Accumulated other comprehensive loss	1.8	3.0
Partners’ capital attributable to Ciner Resources LP	206.7	195.0
Non-controlling interest	162.1	149.7
Total equity	368.8	344.7
Total liabilities and equity	$606.2	$543.3

SISECAM RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2022	2021
Cash flows from operating activities:
Net income	$94.1	$27.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	21.7	24.2
Loss on disposal of assets, net	3.4	—
Equity-based compensation expenses	0.3	0.4
Other non-cash items	0.5	0.3
Changes in operating assets and liabilities:
Accounts receivable - affiliates	(3.6)	(3.5)
Accounts receivable, net of allowance for credit losses	(42.3)	(26.8)
Inventory	(6.7)	2.9
Other current and non-current assets	(0.8)	(1.2)
Accounts payable	1.1	2.7
Due to affiliates	1.6	(0.9)
Accrued expenses and other liabilities	12.4	2.4
Net cash provided (used) by operating activities	81.7	28.3
Cash flows from investing activities:
Capital expenditures	(20.2)	(20.7)
Net cash used in investing activities	(20.2)	(20.7)
Cash flows from financing activities:
Borrowings on Sisecam Wyoming Credit Facility	125.5	67.5
Borrowings on Sisecam Resources LP Credit Facility	—	1.0
Repayments on Sisecam Wyoming Credit Facility	(100.5)	(65.0)
Repayments on Sisecam Resources LP Credit Facility	—	(2.0)
Repayments on Sisecam Wyoming Equipment Financing Arrangement	(6.5)	(2.3)
Distributions to common unitholders, general partner, and noncontrolling interest	(67.7)	(3.9)
Other	(0.1)	(0.4)
Net cash used in financing activities	(49.3)	(5.1)
Net increase in cash and cash equivalents	12.2	2.5
Cash and cash equivalents at beginning of period	2.7	0.5
Cash and cash equivalents at end of period	$14.9	$3.0

Supplemental disclosure of cash flow information:
Interest paid during the period	$3.7	$3.5
Supplemental disclosure of non-cash investing activities:
Capital expenditures on account	$2.7	$2.7

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Sisecam Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s operating performance and liquidity. Adjusted EBITDA may provide an operating performance comparison to other publicly traded partnerships in our industry, without regard to historical cost basis or financing methods. Adjusted EBITDA may also be used to assess the Partnership’s liquidity including such things as the ability of our assets to generate sufficient cash flows to make distributions to our unitholders and our ability to incur and service debt and fund capital expenditures.
Distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess the Partnership’s liquidity, including:
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; and
•our ability to incur and service debt and fund capital expenditures.
We believe that the presentation of Adjusted EBITDA provides useful information to our investors in assessing our financial conditions, results of operations and liquidity. Distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our liquidity. The GAAP measures most directly comparable to Adjusted EBITDA is net income and net cash provided by operating activities. The GAAP measure most directly comparable to distributable cash flow and distribution coverage ratio is net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.
The table below presents a reconciliation of the GAAP financial measures of net income and net cash provided by operating activities to the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBITDA attributable to Sisecam Resources LP:
Net income	$31.1	$15.4	$94.1	$27.8
Add backs:
Depreciation, depletion and amortization expense	7.8	7.4	21.5	23.8
Interest expense, net	1.7	1.3	4.2	4.1
Equity-based compensation expense, net of forfeitures	—	—	0.3	0.4
Adjusted EBITDA	40.6	24.1	120.1	56.1
Less: Adjusted EBITDA attributable to noncontrolling interest	20.3	12.1	59.9	28.4
Adjusted EBITDA attributable to Sisecam Resources LP	$20.3	$12.0	$60.2	$27.7

Reconciliation of net cash from operating activities to Adjusted EBITDA and distributable cash flow attributable to Sisecam Resources LP:
Net cash provided by operating activities	$49.3	$9.9	$81.7	$28.3
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.3)	(0.4)
Net change in working capital	(8.5)	13.1	38.3	24.4
Interest expense, net	1.7	1.3	4.2	4.1
Other non-cash items and loss on disposal of assets, net	(1.8)	(0.1)	(3.8)	(0.3)
Adjusted EBITDA	40.6	24.1	120.1	56.1
Less: Adjusted EBITDA attributable to noncontrolling interest	20.3	12.1	59.9	28.4
Adjusted EBITDA attributable to Sisecam Resources LP	20.3	12.0	60.2	27.7
Less: Cash interest expense, net attributable to Sisecam Resources LP	0.8	0.6	1.9	1.8
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	2.7	3.2	10.2	10.1
Distributable cash flow attributable to Sisecam Resources LP	$16.8	$8.2	$48.1	$15.8

Cash distribution declared per unit	$0.50	$0.34	$1.50	$0.34
Total distributions to unitholders and general partner	$10.1	$6.9	$30.3	$6.9
Distribution coverage ratio	1.67	1.19	1.59	2.29

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow attributable to Sisecam Resources LP for the periods presented.

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q3-2022	Q3-2022	Q2-2022	Q1-2022	Q4-2021	Q3-2021
Reconciliation of net income to Adjusted EBITDA attributable to Sisecam Resources LP:
Net income	$117.7	$31.1	$31.2	$31.8	$23.6	$15.4
Add backs:
Depreciation, depletion and amortization expense	29.3	7.8	7.2	6.5	7.8	7.4
Interest expense, net	5.1	1.7	1.4	1.1	0.9	1.3
Equity-based compensation (benefit) expense, net of forfeitures	0.5	—	0.3	0.1	0.1	—
Adjusted EBITDA	152.5	40.6	40.1	39.4	32.4	24.1
Less: Adjusted EBITDA attributable to non-controlling interest	76.1	20.3	19.9	19.7	16.2	12.1
Adjusted EBITDA attributable to Sisecam Resources LP	$76.4	$20.3	$20.2	$19.7	$16.2	$12.0

Adjusted EBITDA attributable to Sisecam Resources LP	$76.4	$20.3	$20.2	$19.7	$16.2	$12.0
Less: Cash interest expense, net attributable to Sisecam Resources LP	2.4	0.8	0.6	0.5	0.5	0.6
Less: Maintenance capital expenditures attributable to Sisecam Resources LP	12.8	2.7	3.5	4.1	2.5	3.2
Distributable cash flow attributable to Sisecam Resources LP	$61.2	$16.8	$16.1	$15.1	$13.2	$8.2

Cash distribution declared per unit	$2.15	$0.50	$0.50	$0.50	$0.65	$0.34
Total distributions to unitholders and general partner	$43.7	$10.1	$10.1	$10.1	$13.4	$6.9
Distribution coverage ratio	1.40	1.67	1.60	1.50	0.99	1.19

CONTACTS:

Sisecam Resources LP

Investor Relations
M. Nedim Kulaksizoglu
Chief Financial Officer
(770) 375-2321
NKULAKSIZOGLU@sisecam.com